                                                                       Exhibit 4


Lincoln                                                          Abraham Lincoln
-------
Financial Group                                                       XX-0123456
Lincoln Life & Annuity Company of New York
Home Office Location. 120 Madison St, Suite 1700
             Syracuse, New York 13202



                               ANNUITY CONTRACT


   Flexible Premium Deferred Variable Annuity or Variable and Fixed Annuity

                            Benefit Payment Options

                               Nonparticipating



The Lincoln Life & Annuity Company of New York (LL&A) agrees to provide the benefits and other rights described in this Contract in accordance with the terms of this Contract.

NOTICE OF 10-DAY RIGHT TO EXAMINE CONTRACT. Within 10 days after this Contract is first received, it may be cancelled for any reason without penalty (e.g., no contingent deferred sales charge will be deducted) by delivering or mailing it to the representative through whom it was purchased, or to the Servicing Office of LL&A at 1300 S. Clinton Street, P.O. Box 2348, Fort Wayne, Indiana 46801-2348. When the Contract is received at the Servicing Office, LL&A will return the value of the Variable Account and/or the value of the Fixed Account of the Contract as of the date of cancellation where permitted by law. If this Contract is issued as an IRA, then the entire amount of Purchase Payments made shall be returned.

All payments and values provided by this Contract, when based on investment experience of a separate account, are variable (the amount may increase or decrease) and are not guaranteed as to fixed dollar amount. See pages 5 and 10.

With a Sub-account charge of 1.25%, the smallest rate of investment return required to ensure that the dollar amount of variable annuity payments does not decrease is 5.25% for variable annuity options based on an assumed rate of return of 4% per year.

Signed for Lincoln Life & Annuity Company of New York at its Servicing Office.



PRESIDENT                           ASSISTANT SECRETARY

                               Table of Contents

Article                                                                  Page

I       Definitions...................................................    4

2       Purchase Payments, Options and Benefits.......................    6

3       Annuity Payment Option Benefits...............................   13

4       Beneficiary...................................................   16

5       General Provisions............................................   17

6       Annuity Purchase Rates Under a Variable Payment Option........   19

7       Annuity Purchase Rates Under A Fixed Payment Option...........   20

8       Guaranteed Values for Fixed Allocations.......................   21

                                CONTRACT DATA

                         Contract Number    XX-0123456
                               Annuitant    Abraham Lincoln
                            Age at Issue    35
                           Contract Date    April 1, 1989

                Initial Purchase Payment    $1,500.00

              Purchase Payment Frequency    Monthly
                           Maturity Date    April 1, 2044


Owner

Abraham Lincoln
Mary Lincoln
Todd Lincoln

Beneficiary Designation

BENEFICIARY INFORMATION AVAILABLE ON THE NEXT PAGE

FIXED ACCOUNT

Current Interest Rate:             [X%]
Minimum Guaranteed Interest Rate:                            3%

VARIABLE ACCOUNT

There are currently [eleven] Sub-accounts in the Variable Account available to the Owner. The Owner may direct Purchase Payments under the Contract to any of the available Sub-accounts, subject to limitations. The amounts allocated to each Sub-account will be invested at net asset value in the shares of one of the Funds of the American Variable Insurance Series (Series). The Funds are:

1. [Growth Fund]
2. [International Fund]
3. [Global Growth Fund]
4. [Growth-income Fund]
5. [Asset Allocation Fund]
6. [High-Yield Bond Fund]
7. [Bond Fund]
8. [U.S. Government/AAA-Rated Securities Fund]
9. [Cash Management Fund]
10. (Global Small Cap Fund]
11. [New World Fund]

See Section 2.03 for provisions governing any limitations, substitution or elimination of Funds.

Sub-Account Charges (as also noted on front page of this Contract):


Mortality and Expense Risk and Administrative Charge: 1.40% on an annual basis, or 1.25% on an annual basis in any period in which the Enhanced Guaranteed Minimum Death Benefit is not in effect, of the daily value of the Sub-account assets.

                       CONTINGENT DEFERRED SALES CHARGE

                    Number of complete        CDSC as a percentage
                   Contract Years that         of the surrendered
                    a Purchase Payment            or withdrawn
                    has been invested          Purchase Payments

                        Less than
                         2 Years                       6%

                         At least
                         2 Years                       5%

                         At least
                         3 Years                       4%

                         At least
                         4 Years                       3%

                         At least
                         5 Years                       2%

                         At least
                         6 Years                       1%

                         At least
                         7+ Years                      0%



   PREMIUM TAX

   State and local government premium tax, if applicable, will be deducted from Purchase Payments or Contract Value.
   This will be deducted when incurred by LL&A or at another time of LL&A's choosing.



                                    Page 3.1

                                   ARTICLE I
                                  DEFINITIONS


1.01
ACCOUNT or VARIABLE ACCOUNT -- The segregated investment account into which Lincoln Life & Annuity Company of New York sets aside and invests the variable assets attributable to this Variable Annuity Contract.

1.02
ACCUMULATION UNIT -- A unit of measure used to calculate the variable Contract Value during the accumulation period.

1.03
ANNUITANT -- The person upon whose life the annuity benefit payments made after the Annuity Commencement Date will be based.

1.04
ANNUITY COMMENCEMENT DATE -- The Valuation Date when the funds are withdrawn for payment of annuity benefits under the Annuity Payment Option selected.

1.05
ANNUITY PAYMENT OPTION -- An optional form of payment of the annuity provided for under this Contract.

1.06
ANNUITY UNIT - A unit of measure used after the Annuity Commencement Date to calculate the amount of variable annuity payments.

1.07
BENEFICIARY -- The person or entity designated by the Owner to receive the Death Benefit, if any, payable upon the death of the Owner.

1.08
CODE - The Internal Revenue Code (IRC) of 1986, as amended.

1.09
CONTINGENT ANNUITANT -- The person named by the Owner that may become the Annuitant in the event the Annuitant dies prior to the Annuity Commencement Date.

1.10
CONTINGENT DEFERRED SALES CHARGE (CDSC) -- Charges assessed on premature surrender of the Contract, calculated according to the Contract provisions.

1.11
CONTRACT -- The agreement, between LL&A and the Owner, providing a variable annuity.

1.12
CONTRACT VALUE -- The sum of the values of all the Accumulation Units attributable to this Contract at a given time and the value of monies in the Fixed Account.

1.13
CONTRACT YEAR -- The period from the anniversary of the date on your Contract Data Page 3 to the anniversary of the Contract in the following year.

1.14
DEATH BENEFIT -- The amount payable upon death of the Owner or Annuitant.

1.15
EARNINGS -- The excess of the Contract Value over Purchase Payments which have not yet been Withdrawn from this Contract.

1.16
FUND -- Underlying investment options available in the Series.

1.17
FIXED ACCOUNT -- The fixed portion of this Contract which is invested in the general account of LL&A.

1.18
HOME OFFICE -- The principal office of LL&A located at 120 Madison Street, Suite 1700, Syracuse, New York, 13202.

1.19
LL&A -- Lincoln Life & Annuity Company of New York.

1.20
MATURITY DATE -- The date specified on Page 3 of this Contract. The Maturity Date may not be deferred past the Annuitant's age 90.

1.21
OWNER -- The individual or entity who exercises rights of ownership under this contract.

1.22
PURCHASE PAYMENTS - Amounts paid into this Contract.

1.23
QUALIFIED PLAN -- A retirement plan qualified for special tax treatment under the Internal Revenue Code of 1986, as amended, including Sections 401, 403 and
408. All other plans are considered Non-Qualified.

1.24
SERIES -- American Variable Insurance Series, the mutual fund into which Purchase Payments allocated to the Variable Account are invested.

1.25
SERVICING OFFICE -- The Servicing Office of LL&A is located at 1300 S. Clinton Street, P. 0. Box 2348, Fort Wayne, Indiana 46801.

1.26
SUB-ACCOUNT -- That portion of the Variable Account which pertains to investments in the Accumulation Units and Annuity Units of a particular Fund.

1.27
VALUATION DATE -- Close of the market of each day that the New York Stock Exchange is open for business.

1.28
VALUATION PERIOD -- The period commencing at the close of business on a particular Valuation Date and ending at the close of business on the next succeeding Valuation Date.

1.29
VARIABLE ACCOUNT -- Lincoln Life & Annuity Variable Account H is a segregated investment account Into which LL&A sets aside and invests the assets attributable to this variable annuity contract.

ARTICLE 2
PURCHASE PAYMENTS, OPTIONS, AND BENEFITS

2.01 WHERE PAYABLE

All Purchase Payments must be made to LL&A or to its designated agent(s).

2.02 AMOUNT AND FREQUENCY

Purchase Payments are made in an amount and at the frequency shown on page 3. The Owner may change the frequency or amount of Purchase Payments subject to LL&A's rules described below. No Purchase Payments after the Initial Purchase Payment are required.

The minimum initial Purchase Payment is $1,500 for Non-Qualified Plans and $1,000 for Qualified Plans. The minimum annual amount of subsequent Purchase Payments is $300 for either Non-Qualified Plans or Qualified Plans. The minimum payment to the Contract at any one time must be at least $25.00 if transmitted electronically; otherwise the minimum amount is $100.00. LL&A reserves the right to limit aggregate Purchase Payments to $2 million.

Purchase Payments may be made until the earliest of the Annuity Commencement Date, the surrender of the Contract, Maturity Date or payment of any Death Benefit.

2.03 VARIABLE ACCOUNT

Purchase Payments under the Contract may be allocated to the Lincoln Life & Annuity Variable Annuity Account H (Variable Account) and/or to the Fixed Account of the Contract. The Variable Account is for the exclusive benefit of persons entitled to receive benefits under variable annuity contracts. The Variable Account will not be charged with the liabilities arising from any other part of LL&A's business. The Owner may direct Purchase Payments under the Contract to any of the available Sub-accounts subject to the following limitations. A minimum payment to any one Sub-account must be at least $20. If the Owner elects to direct Purchase Payments to a new Sub-account not previously selected, the election must be in writing to LL&A at its Servicing Office. The amounts allocated to each Sub-account will be invested at net asset value in the shares of one of the Funds of the American Variable Insurance Series (Series). The Funds are shown on Page 3 of the Contract.

LL&A reserves the right to eliminate the shares of any Fund and substitute the securities of a different Fund or investment company or mutual fund if the shares of a Fund are no longer available for investment, or, if in the judgment of LL&A, further investment in any Fund should become inappropriate in view of the purposes of the Contract. LL&A may add a new Sub-account in order to invest the assets of the Variable Account into a Fund. LL&A shall give the Owner written notice of the elimination and substitution of any Fund within fifteen days after such substitution occurs. None of these changes shall take effect without the prior approval of the New York Superintendent of Insurance.

LL&A shall use each Purchase Payment allocated to the Variable Account by the Owner to buy Accumulation Units in the Sub-account(s) selected by the Owner. The number of Accumulation Units bought shall be determined by dividing the amount directed to the Sub-account by the dollar value of an Accumulation Unit in such Sub-account as of the point of the next valuation of such Sub-account immediately following receipt of the Purchase Payment at the Servicing Office of LL&A. The number of Accumulation Units held for the Variable Account of an Owner shall not be changed by any change in the dollar value of Accumulation Units in any Sub-account.

2.04 VALUATION OF ACCUMULATION UNITS

The variable Contract Value of an Owner's Contract at any time prior to the Annuity Commencement Date equals the sum of the values of the Accumulation Units credited in the Variable Account under the Contract.

The value of a Sub-account is the number of units in the Sub-account multiplied by the value of an Accumulation Unit in the sub-account.

Accumulation Units for each Sub-account are valued separately. The Accumulation Unit value for each Subaccount was or will be arbitrarily established at the inception of the Sub-account. Thereafter, the value of an Accumulation Unit in any Sub-account on any Valuation Date equals the value of an Accumulation Unit in that

Sub-account as of the immediately preceding Valuation Date, multiplied by the "Net Investment Factor" of that Sub-account for the current Valuation Period.

The Net Investment Factor is an index which measures the investment performance of a Sub-account from one Valuation Period to the next. The Net Investment Factor for any Sub-account for any Valuation Period is equal to (1) divided by
(2) and subtracting (3) from the result, where:

1. is the result of.

   a. the net asset value per share of the Fund held in the Sub-account, determined at the end of the current Valuation Date; plus

   b. the per share amount of any dividend or capital gain distribution made by the Fund in the Sub-account, if the "ex-dividend" date occurs during the Valuation Period; plus or minus

   c. a per share charge or credit for any taxes reserved for;

2. is the net asset value per share of the Fund held in the Sub-account, determined at the end of the prior Valuation Date;

3. is a daily factor representing the mortality and expense risk and administrative charge deducted from the Sub-account adjusted for the number of days in the Valuation Period. On an annual basis, this charge will not exceed 1.40%. For any period in which the Enhanced Guaranteed Minimum Death Benefit (see Section 2.12) is not in effect, this charge will not exceed 1.25% on an annual basis.

The Accumulation Unit value and Annuity Unit value may increase or decrease the dollar value of benefits under the Contract. The dollar value of benefits will not be adversely affected by expenses incurred by LL&A.

2.05 FIXED ALLOCATIONS

Purchase Payments under the Contract may be allocated to the Variable Account and/or to the Fixed Account of the Contract. A minimum allocation to the Fixed Account must be at least $20.

2.06 CREDITING OF INTEREST ON FIXED ALLOCATIONS

Interest shall be credited daily on all Purchase Payments that are allocated to the Fixed Account of this Contract.

Prior to: the Maturity Date; the Annuity Commencement Date; payment of any Death Benefit; or surrender of this Contract; whichever occurs first, LL&A guarantees that it will credit interest on fixed allocations at an effective annual rate not less than 3.0% during all years. A table of guaranteed values for the fixed allocations may be found in Article 8.

LL&A may credit interest at rates in excess of the guaranteed rates at any time.

2.07 AUTOMATIC NONFORFEITURE OPTION

In the event that Purchase Payments are stopped, this Contract will continue as a paid-up Contract until the earlier of: the Maturity Date, surrender of the Contract, payment of any Death Benefit, or the Annuity Commencement Date. Purchase Payments may be resumed at any time prior to: the Maturity Date, surrender of the Contract, payment of any Death Benefit, or the Annuity Commencement Date. LL&A reserves the right to surrender this Contract for its Contract Value in the event that Purchase Payments have stopped for a period of three full years, and the Contract Value is less than $2,000. By payment of the Contract Value, LL&A shall be relieved of any further obligation under this Contract.

2.08 TRANSFERS

Prior to the earlier of- the Maturity Date, surrender of the Contract, termination of Contract upon payment of any Death Benefit, or the Annuity Commencement Date, the Owner may direct a transfer of assets from one Sub-account to another Sub-account or to the Fixed Account of the Contract. The Owner may also direct a transfer of assets from the Fixed Account of the Contract to one or more Sub-accounts of the Variable Account, subject to the limitations described below. Such a transfer request must be in writing to LL&A at its Servicing Office. Amounts transferred to the Sub-account(s) will purchase Accumulation Units as described in Section 2.03.

A transfer will result in the purchase of Accumulation Units in one Sub-account and the redemption of Accumulation Units in the other Sub-account. Such a transfer will be accomplished at relative Accumulation Unit values of the Valuation Date the transfer request is received. The valuation of Accumulation Units is described in Section 2.04.

LL&A reserves the right to impose a charge in the future for transfers between Sub-accounts. This charge will not exceed $25 per transfer.

The minimum transfer amount is $300 or the entire amount in the Sub-account/Fixed Account, whichever is less. If, after the transfer, the amount remaining under this Contract in the Sub-Account/Fixed Account from which the transfer is taken is less than $300, the entire amount held in that Sub-account/Fixed Account will be transferred with the transfer amount.

For transfers between Sub-accounts and from the Sub-account(s) to the Fixed Account of the Contract, there are no restrictions on the maximum amount which may be transferred. For transfers from the Fixed Account of the Contract to the Variable Account, the sum of the percentages of fixed value transferred will be limited to 25% in any 12 month period.

2.09 WITHDRAWAL OPTION

The Owner may withdraw a part of the surrender value of this Contract, subject to the Contingent Deferred Sales Charge (CDSC) outlined under Surrender Option (see Section 2.10). However, the Owner may withdraw up to the Free Amount during a Contract Year, in up to four withdrawals, without incurring a CDSC. The Free Amount is equal to the greater of:

a. 10% of the Contract Value, where the percentages are based upon the Contract Value at the time of the current withdrawal, to the extent that the sum of the percentages of the Contract Value withdrawn does not exceed the 10% maximum; or
b. 10% of the total Purchase Payments, where the percentages are based upon the total Purchase Payments to the Contract at the time of the current withdrawal, to the extent that the sum of the percentages of the Purchase Payments withdrawn does not exceed the 10% maximum.

This 10% withdrawal exemption from the CDSC does not apply to a surrender of this Contract.

For purposes of calculating the CDSC on withdrawals, LL&A assumes that:

a. The Free Amount will be withdrawn from Purchase Payments on a "first in-first out (FIFO)" basis.
b. Prior to the seventh anniversary of the Contract Date, any amount withdrawn above the Free Amount during a Contract Year will be withdrawn in the following order:
   1. from Purchase Payments (on a FIFO basis) until exhausted; then
   2. from Earnings.
c. On or after the seventh anniversary of the Contract Date, any amount withdrawn above the Free Amount during a Contract Year will be withdrawn in the following order:
   1. from Purchase Payments (on a FIFO basis) to which a CDSC no longer applies until exhausted; then
   2. from Earnings until exhausted; then
   3. from Purchase Payments (on a FIFO basis) to which a CDSC still applies.

A withdrawal will be effective on the Valuation Date on which LL&A receives a written request for withdrawal at its Home Office.

The remaining value will be subject to the charges as provided under Surrender Option (see Section 2.10). The request should specify from which Sub-account the withdrawal will be made. If no Sub-account is specified, LL&A will withdraw, on a pro-rata basis from each Sub-account, the amount requested.

Any cash payment will be mailed from LL&A's Servicing Office within seven days after the date of withdrawal; however, LL&A may be permitted to defer such payment under the Investment Company Act of 1940, as in effect at the time such request for withdrawal is received in the Servicing Office. The previous sentence will only apply to any payments from the Variable Account of the Owner. Any payments made from the Fixed Account of the Owner can be deferred for a period not to exceed six months after a request is received.

For purposes of this Section, the Fixed Account of the Contract is considered a Sub-account.

The Withdrawal Option is not available after the Annuity Commencement Date.

A partial withdrawal will result in a decrease in the Annuity Account Value by an amount with an aggregate dollar value equal to the dollar amount of the cash withdrawal payment, plus or minus any applicable with-drawal charge and premium taxes. This will also result in a pro rata reduction in any Death Benefit payable under this Contract.

The minimum withdrawal is $300. LL&A reserves the right to surrender this Contract for its Contract Value if any withdrawal reduces the Contract Value to less than $2,000, and Purchase Payments have stopped for a period of three full years. By payment of the Contract Value, LL&A shall be relieved of any further obligation under this Contract.

2.10 SURRENDER OPTION

The Owner may surrender this Contract for its surrender value. On surrender, this Contract terminates. Surrender will be effective on the Valuation Date on which LL&A receives a written request at its Servicing Office. The surrender value will be the total Contract Value on the Valuation Date, less a Contingent Deferred Sales Charge.

Any cash payment will be mailed from LL&A's Servicing Office within seven days after the date of withdrawal; however, LL&A may be permitted to defer such payment under the Investment Company Act of 1940, as in effect at the time such request for withdrawal is received in its Servicing Office. The previous sentence will only apply to any payments from the Variable Account of the Owner. Any payments made from the Fixed Account of the Owner can be deferred for a period not to exceed six months after a request is received.

The Surrender Option is not available after the Annuity Commencement Date.

2.11 CONTINGENT DEFERRED SALES CHARGE

The Contingent Deferred Sales Charge (CDSC) is calculated separately for each Contract Year's Purchase Payments to which a charge applies. Charges are applied as follows:

                     Number of complete         CDSC as a percentage
                     Contract Years that         of the surrendered
                      Purchase Payment              or withdrawn
                      has been invested          Purchase Payments

                          Less than
                           2 Years                       6%

                          At least
                           2 Years                       5%

                          At least
                           3 Years                       4%

                          At least
                           4 Years                       3%

                          At least
                           5 Years                       2%

                          At least
                           6 Years                       1%

                          At least
                          7 + Years                      0%

A CDSC will be waived under certain circumstances (see Section 2.13 for details).

2.12 DEATH BENEFITS

Before the Annuity Commencement Date

Entitlement

If there is a single Owner, upon the death of the Owner LL&A will pay a Death Benefit to the designated Beneficiary(s) in accordance with the terms of Article
4. If the designated Beneficiary of the Death Benefit is the surviving spouse of the deceased Owner, the spouse may elect to continue the contract as the new Owner. If there are no designated beneficiaries, LL&A will pay a Death Benefit to the Owner's estate. Upon the death of the spouse who continues the Contract as the new Owner, LL&A will pay a Death Benefit to the designated Beneficiary(s) named by the spouse as the new Owner in accordance with Article 4.

If there are Joint Owners, upon the death of the first Joint Owner, LL&A will pay a Death Benefit to the surviving Joint Owner. If the surviving Joint Owner is the spouse of the deceased Joint Owner, then the spouse may elect to continue the Contract as sole Owner. Upon the death of the Joint Owner who continues the Contract, LL&A will pay a Death Benefit to the designated Beneficiary(s) in accordance with Article 4.

If the Annuitant is also the Owner or a Joint Owner, then the Death Benefit paid on the death of the Annuitant will be subject to the Contract provisions regarding death of Owner. If the surviving spouse of the Owner/Annuitant assumes the contract, the Contingent Annuitant becomes the Annuitant. If no Contingent Annuitant is named, the surviving spouse becomes the Annuitant.

If an Annuitant who is not the Owner or a Joint Owner dies, then the Contingent Annuitant, if named, becomes the Annuitant and no Death Benefit is payable on the death of the Annuitant. If no Contingent Annuitant is named, the Owner (or younger of Joint Owners) becomes the Annuitant. In lieu of continuing the Contract, a Death Benefit may be paid to the Owner and Joint Owner (in equal shares if applicable) if the Annuitant named on this Contract has not been changed, except on death of a prior Annuitant, and notification of the election of the Death Benefit is received by LL&A with 75 days of the death of the Annuitant. If no Owner is living on the date of death of the Annuitant, the Death Benefit will be paid to the Beneficiary in accordance with Article 4. This Contract will terminate when any Death Benefit is paid due to the death of the Annuitant. A Death Benefit payable on the death of the Annuitant will not be paid if the Annuitant has been changed subsequent to the effective date of this Contract unless the change occurred because of the death of a prior Annuitant.

If the Owner is a corporation or other non-individual (non-natural person), the death of the Annuitant will be treated as the death of the Owner.

The Death Benefit will be paid if LL&A is in receipt of: (1) proof, satisfactory to LL&A, of the death; (2) written authorization for payment; and (3) all claim forms, fully completed.

Due proof of death may be a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the findings of death, or any other proof of death acceptable to LL&A.

All Death Benefit payments will be subject to the laws and regulations governing death benefits.

Notwithstanding any provision of this Contract to the contrary, the payment of Death Benefits provided under this Contract must be made in compliance with Code
Section 72(s) or 401 (a)(9) as applicable, as amended from time to time.

Determination of Amounts

This Contract provides a Death Benefit called the Enhanced Guaranteed Minimum Death Benefit (EGMDB), if in effect. If the EGMDB was not available at issue or was terminated, then the Death Benefit is equal to the Guarantee of Principal.

The EGMDB is equal to the greater of:

a. the current Contract Value as of the date on which the death claim is approved by LL&A for payment; or

b. the highest Contract Value at the time of Fund valuation on any policy anniversary date (including the inception date) prior to the 81st birthday of the deceased and prior to the death of the deceased.

The highest Contract Value is increased by Purchase Payments subsequent to such anniversary date on which the highest Contract Value is obtained. The highest Contract Value is decreased by partial withdrawals, partial annuitizations, and premium tax made, effected or incurred subsequent to such anniversary date on which the highest Contract Value is obtained.

Upon the death of an Owner or Joint Owner of this Contract, if a surviving spouse continues the Contract, the EGMDB payable on the death of the deceased spouse is equal to the excess of "b." over "a." (if "a." is greater than "b.", then no Death Benefit is payable on the first death). This EGMDB will be credited into the Contract and will only apply one time for each Contract. This Contract option is not available upon the death of the Annuitant.

The Guarantee of Principal is equal to the greater of:

a. the current Contract Value as of the date on which the death claim is approved by LL&A for payment; or

b. the sum of all Purchase Payments decreased by partial withdrawals, partial annuitizations, and premium tax made, effected or incurred subsequent to the inception date.

Upon the death of an Owner or Joint Owner of this Contract, if the surviving spouse continues the Contract and if the EGMDB is not in effect, the Guarantee of Principal payable on the death of the deceased spouse is equal to the excess of "b." over "a." (if "a." is greater than "b.", then no Death Benefit is payable on the first death). This Guarantee of Principal is credited into the Contract and will only apply one time for each Contract. This Contract option is not available upon the death of the Annuitant.

The EGMDB will not be in effect if this Contract is issued to an Owner, Joint Owner if applicable, and Annuitant with attained ages of 80 or greater at issue. Under these circumstances, there will be no EGMDB provided and the Death Benefit is equal to the Guarantee of Principal.

The EGMDB will only be in effect, unless terminated by the Owner, for Non-Qualified Contracts and Contracts sold as Individual Retirement Annuities (IRA) under Code Section 408(b) and Roth Individual Retirement Annuities under Code
Section 408A. For all other Contracts the EGMDB will not be in effect and the Death Benefit is equal to the Guarantee of Principal.

If the Contract is continued by the surviving spouse, the EGMDB will continue, if it was in effect at the time of death of the original Owner, unless subsequently terminated by the surviving spouse. A surviving spouse who continues the Contract cannot add the EGMDB to the Contract.

At any time prior to the Annuity Commencement Date, an Owner may choose to terminate the EGMDB by giving written notice to LL&A, and will then have no EGMDB. The EGMDB will terminate on the next Valuation Date following receipt of the written notice in the LL&A Servicing Office and the Death Benefit will then be the Guarantee of Principal. After the termination of the EGMDB by the Owner, the EGMDB may not be re-selected.

Payment of Amounts

The Death Benefit payable on the death of the Owner, or after the death of the first Joint Owner, or upon the death of the spouse who continues the Contract, will be distributed to the designated Beneficiary(s) as follows:

a. the Death Benefit must be completely distributed within five years of the Owner's date of death; or

b. the designated Beneficiary may elect, within the one year period after the Owner's date of death, to receive the Death Benefit in substantially equal installments over the life of such designated Beneficiary or over a period not extending beyond the life expectancy of such designated Beneficiary; provided that such distributions begin not later than one year after the Owner's date of death.

The Death Benefit payable on the death of the Annuitant will be distributed to the Owner and Joint Owner if applicable in either the form of a lump sum or an Annuity Payment Option. An Annuity Payment Option must be selected within 60 days after LL&A approves the death claim as discussed previously.

If a lump sum settlement is elected, the proceeds will be mailed within seven days of approval by LL&A of the claim. This payment may be postponed as permitted by the Investment Company Act of 1940.

On or after the Annuity Commencement Date

If the Owner dies on or after the Annuity Commencement Date, any remaining benefits payable will continue to be distributed under the Annuity Payment Option then in effect. All of the Owner's rights granted by the Contract will pass to the Joint Owner, if any; otherwise to the Beneficiary.

If there is no named Beneficiary at the time of the Owner's death, then the Owner's rights will pass to the Annuitant, if still living; otherwise to the Joint Annuitant, if applicable. If no named Beneficiary, Annuitant, or Joint Annuitant survives the Owner, any remaining annuity benefit payments will continue to the Owner's estate.

On receipt of due proof of death, as described above, of the Annuitant or both Joint Annuitants, any remaining annuity benefit payments under the Annuity Payment Option will be paid to the Owner if living at the time of death of the Annuitant(s); otherwise, to the Beneficiary. If there is no Beneficiary, any remaining benefit payments will continue to the Annuitant's estate.

2.13 WAIVER OF CONTINGENT DEFERRED SALES CHARGES

A surrender of this Contract or withdrawal of Contract Value prior to the Annuity Commencement Date may be subject to a Contingent Deferred Sales Charge as described in Sections 2.09 and 2.10, except that such charges do not apply to: (1) the Free Amount as (defined in Section 2.09); (2) a surrender of the Contract as a result of "permanent and total disability" of the Owner that prevents the Owner from engaging in any occupation for remuneration or profit and which has existed continuously for a period of 12 months and begins prior to the 65th birthday of the Owner provided that written proof of total disability is sent to LL&A at its Servicing Office; (3) a surrender of the Contract as a result of the payment of a Death Benefit on the death of the Owner or a Joint Owner or the Annuitant; (4) annuitization.

The Contingent Deferred Sales Charge will only be waived if LL&A is in receipt of proof, satisfactory to LL&A, of the exception.

If a non-natural person is the Owner of the Contract, the Annuitant will be considered the Owner of the Contract for purposes of this Section 2.13.

2.14 STATE STATUTES

Any benefits paid under this Contract for surrender, withdrawal, or death will not be less than the minimum benefits required by any statute of the state in which this Contract is delivered.

2.15 DOLLAR COST AVERAGING PROGRAM

During the lifetime of the Annuitant, the Owner may elect a dollar cost averaging program by selecting it on the application or by filing a written request in a form acceptable to LL&A at its Servicing Office. Dollar cost averaging is the transferring of a designated amount from one of the holding accounts (Cash Management, U.S. Government/AAA-Rated Securities, or the DCA Fixed Account) to another Sub-account(s) within the Contract on a monthly basis. If a dollar cost averaging program is elected, the following provisions apply:

 .  Only one dollar cost averaging program may exist at any time.

 .  An Owner currently participating in the cross reinvestment program (See
   Section 2.17) may not participate in the dollar cost averaging program.

 . The minimum balance in the holding account to establish a dollar cost averaging program is $10,000.

 . Any time frame between 6 to 60 months may be selected for the dollar cost averaging program.

 . The Sub-account selected as the holding account may not be a receiving Sub-account. Once selected, the holding account cannot be changed unless a new program is started.

 . Statements will be sent to the Owner confirming each dollar cost averaging transfer.

 . A new program does not need to be started if the Owner is changing the receiving Sub-account(s), or the amounts or percentages to be transferred to the receiving Sub-account(s), as long as new money is not being added to the program.

 . If additional money is added to the Contract to be dollar cost averaged or changing the time frame, a new program must be started. Purchase Payments to the holding account will not automatically be added to the dollar cost averaging program. Instructions must accompany these additional Purchase Payments.

 . The dollar cost averaging program will be cancelled prematurely if the value of the holding account drops below the amount required for the transfer.

 . The dollar cost averaging program will continue for the specified duration, or until the Owner terminates the program by sending LL&A, at its Servicing Office, written notice of such termination.

 . The Owner may establish or change a dollar cost averaging program by sending written notice, in a form acceptable to LL&A, at its Servicing Office.

2.16 CROSS REINVESTMENT PROGRAM

During the lifetime of the Annuitant, the Owner may elect a cross reinvestment program by filing a written request, in a form acceptable to LL&A, at its Servicing Office. A cross reinvestment program is the transferring, at a designated frequency (monthly, quarterly, semi-annually or annually), of a Sub-account value that exceeds a designated baseline amount selected by the Owner, from the Fixed Account or any of the Variable Subaccounts ("originating Sub-account") to other investment options within the Contract. If a cross reinvestment program is elected, the following provisions apply:

 .  Only one cross reinvestment program may exist at any time.

 .  Cross reinvestment is not available to those currently participating in:
   Dollar cost averaging. Automatic withdrawal service. Automatic bank draft deposit. Automatic clearinghouse deposit.

 .  The minimum baseline amount in the originating Sub-account is $10,000.

 .  The minimum amount that can be transferred is $50.

 . At the selected frequency, any Sub-account Value that exceeds the baseline amount by $50 or more will automatically be transferred to one or more specified Sub-accounts.

 . Transfers will occur on the 20th of the month. If the stock market is closed on that day, the transfer will occur on the next business day. In order to be effective by the 20th, a request to establish, change or terminate a cross reinvestment program must be received by LL&A at its Servicing Office by the 15th of the month.

 .  Statements will be sent to the Owner confirming each transaction.

 . The cross reinvestment program will continue until the Owner authorizes LL&A to terminate the program.

 . The Owner may establish, change or terminate the cross reinvestment program by sending written notice, in a form acceptable to LL&A, to its Servicing Office.

 .  The baseline amount selected will be increased by any additional Purchase
   Payments or transfers into the specified originating Sub-account.

ARTICLE 3
ANNUITY PAYMENT OPTION
BENEFITS

3.01 ANNUITY PAYMENTS

An election to receive payments under an Annuity Payment Option must be made by the Maturity Date.

If an Annuity Payment Option is not chosen prior to the Maturity Date, payments will commence to the Owner on the Maturity Date under the Annuity Payment Option providing a Life Annuity with annuity payments guaranteed for 10 years. If no election is made, the value of the Owner's Variable Account shall be used to provide a variable annuity payment, and the value of the Owner's Fixed Account shall be used to provide a fixed annuity payment.

The Maturity Date is set forth on Page 3. Upon written request by the Owner and any Beneficiary who cannot be changed, the Maturity Date may be deferred. However, the Maturity Date may not be deferred past the Annuitant's age 90. Purchase Payments may be made until the new Maturity Date.

3.02 CHOICE OF ANNUITY PAYMENT OPTION

By Owner

Prior to the Annuity Commencement Date, the Owner may choose or change any Annuity Payment Option. In addition, the Owner may select an Annuity Payment Option as a method of paying the Death Benefit to a Beneficiary. For a 100% fixed annuity payment, the Annuity Commencement Date must be at least thirty days prior to the time annuity payments are to begin.

By Beneficiary

At the time proceeds are payable to a Beneficiary, a Beneficiary may choose or change any Annuity Payment Option that meets the requirements of Code Section 72(s) or 401(a)(9) if proceeds are available to the Beneficiary in a lump sum. The Beneficiary then becomes the Annuitant.

A choice or change must be in writing to LL&A at its Servicing Office.

After the Annuity Commencement Date, the Annuity Payment Option may not be changed.

3.03 ANNUITY PAYMENT OPTIONS

a. Life Annuity / Life Annuity with Guaranteed Period -- Payments will be made for the lifetime of the Annuitant with no certain period, or life and a 10 year certain period, or life and a 20 year certain period.

b. Unit Refund Life Annuity -- Payments will be made for the lifetime of the Annuitant with the guarantee that upon death a payment will be made of the value of the number of Annuity Units equal to the excess, if any, of (a) over
   (b) where (a) is the total amount applied under the option divided by the Annuity Unit Value at the Annuity Commencement Date and (b) is the product of the number of Annuity Units represented by each payment and the number of payments paid prior to death.

c. Joint Life Annuity / Joint Life Annuity with Guaranteed Period -- Payments will be made during the joint life of the Annuitant and a Joint Annuitant of the Owner's choice. Payments will be made for life with no certain period, or life and a 10 year certain period, or life and a 20 year certain period. Payments continue for the life of the survivor at the death of the Annuitant or Joint Annuitant.

d. Other options may be available as agreed upon in writing by LL&A.

At the time an Annuity Payment Option is selected under the provisions of this Contract, the Owner may elect to have the total Contract Value applied to provide a variable annuity payment, a fixed annuity payment, or a combination fixed and variable annuity payment. If no election is made, the value of the Owner's Variable Account shall be used to provide a variable annuity payment, and the value of the Owner's Fixed Account shall be used to provide a fixed annuity payment. If any Annuity Payment Option with a period certain provides for installment payments of the same amounts at some ages for different periods certain, LL&A will deem an election to have been made for the longest period certain which could have been elected for such age and amount.

At the time annuity payments commence, they will not be less than those that would be provided by a specific amount for any single premium immediate annuity contract offered by LL&A at the time to the same class of annuitants. The specific amount is the greater of the surrender value or 95% of the accumulation value.

The amount of annuity payment will depend on the age and sex (except in cases where unisex rates are required) of the Annuitant as of the Annuity Commencement Date. A choice may be made to receive payments once each month, four times each year, twice each year, or once each year. The Contract Value and Annuity Unit value used to effect benefit payments will be calculated as of the Annuity Commencement Date.

Article 6 of this Contract illustrates the minimum payment amounts and the age adjustments which will be used to determine the first monthly payment under a variable annuity payment option. The tables show the dollar amount of the first monthly payment which can be purchased with each $1,000 of Contract Value, after deduction of any applicable premium taxes. Amounts shown in Article 6 use an Individual Annuity Mortality Table on file with the New York Superintendent of Insurance, with an assumed rate of return of 4% per year.

Article 7 of this Contract illustrates the minimum payment amounts and the age adjustments which will be used to determine the monthly payments under a fixed annuity payment option. The tables show the dollar amount of the guaranteed monthly payments which can be purchased with each $1,000 of Contract Value, after deduction of any applicable premium taxes. Amounts shown in Article 7 use an Individual Annuity Mortality Table on file with the New York Superintendent of Insurance, with an interest rate of 2.75% per year.

The minimum payment amounts shown for Joint and Survivor Annuities under both
Article 6 and Article 7 are for Joint Ages; that is, for a male and a female both of the same age. Minimum payment amounts for other age and sex combinations on Joint and Survivor Annuities are available, but are not illustrated in
Article 6 and Article 7.

3.04 DETERMINATION OF THE AMOUNT OF VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

The first variable annuity payment is sub-divided into components each of which represents the product of: (a) the percentage elected by the Contract Owner of a specific Sub-account the performance of which will determine future variable annuity payments, and (b) the entire first variable annuity payment. Each variable annuity payment after the first payment attributable to a specific Sub-account will be determined by multiplying the Annuity Unit value for that Sub-account for the date each payment is due by a constant number of Annuity Units. This constant number for each specific Sub-account is determined by dividing the component of the first payment attributable to such Sub-account as described above by the Annuity Unit value for that Sub-account on the Annuity Commencement Date. The total variable annuity payment will be the sum of the payments attributable to each Sub-account.

The Annuity Unit value for any Valuation Period for any Sub-account is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by the product of (a) 0.9998926 raised to a power equal to the number of days in the current Valuation Period and (b) the Net Investment Factor of the Subaccount for the Valuation Period for which the Annuity Unit value is being determined.

The valuation of all assets in the Sub-account shall be determined in accordance with the provisions of applicable laws, rules, and regulations. The method of determination by LL&A of the value of an Accumulation Unit and of an Annuity Unit will be conclusive upon the Owner and any Beneficiary.

LL&A guarantees that the dollar amount of each installment after the first shall not be affected by variations in mortality experience from mortality assumptions on which the first installment is based nor by expenses actually incurred, other than taxes on investment income.

After the Annuity Commencement Date, if any portion of the annuity payment is a variable annuity payment, the Owner may direct a transfer of assets from one Sub-account to another Sub-account or to a fixed annuity payment. Such transfers will be limited to three (3) times per Contract Year. Assets may not be transferred from a fixed annuity payment to a variable annuity payment.

A transfer from one Sub-account to another Sub-account will result in the purchase of Annuity Units in one Sub-account and the redemption of Annuity Units in the other Sub-account. Such a transfer will be accomplished at relative Annuity Unit values as of the Valuation Date the transfer request is received. The valuation of Annuity Units is described above. A transfer from one Sub-account to a fixed annuity payment will result in the redemption of Annuity Units in one Sub-account and the purchase of a minimum fixed annuity payment based on the tables in Article 7.

3.05 PROOF OF AGE

Payment will be subject to proof of age that LL&A will accept such as a certified copy of a birth certificate.

3.06 MINIMUM ANNUITY PAYMENT REQUIREMENTS

If the Annuity Payment Option chosen results in payments of less than $50 per Sub-account, the frequency will be changed so that payments will be at least $50.

For the purposes of this Section, the fixed annuity payment of the Contract is considered a Sub-account.

3.07 EVIDENCE OF SURVIVAL

LL&A has the right to ask for proof that the person on whose life the payment is based is alive when each payment is due.

3.08 CHANGE IN ANNUITY PAYMENT OPTION

The Annuity Payment Option may not be changed after the Annuity Commencement
Date.

ARTICLE 4
BENEFICIARY

4.01 DESIGNATION

The Owner may designate a Beneficiary(s). If there is a single Owner, the designated Beneficiary(s) will receive the Death Benefit proceeds upon the death of the Owner.

If there are Joint Owners, upon the death of the first Joint Owner, the surviving Joint Owner will receive the Death Benefit proceeds. The surviving Joint Owner will be treated as the primary, designated Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary.

If the surviving Joint Owner is the spouse of the deceased Joint Owner and continues the Contract as the sole Owner, then the designated Beneficiary(s) move up, in the order of their original designation, to replace the spouse as original Beneficiary, unless the Beneficiary designation is subsequently changed by the surviving spouse as the new Owner.

Unless otherwise stated in the Beneficiary designation, if there is more than one Beneficiary they are presumed to share equally.

If the Annuitant dies and a Death Benefit is paid, the Owner (and Joint Owner if applicable) will be treated as primary Beneficiary(s). Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary.

4.02 CHANGE

The Owner may change any Beneficiary unless otherwise provided in the previous designation.

A change of Beneficiary will revoke any previous designation.

A change may be made by filing a written request, in a form acceptable to LL&A, at its Servicing Office. The change will become effective as of the date it was signed by the Owner upon receipt of the written request by LL&A at its Servicing Office.

LL&A reserves the right to request the Contract for endorsement of the change.

4.03 DEATH OF BENEFICIARY

Unless otherwise provided in the Beneficiary designation, if any Beneficiary dies before the Owner, that Beneficiary's interest will go to any other Beneficiaries named, according to their respective interests. If there are no Beneficiaries, the Beneficiary's interest will pass to a Contingent Beneficiary(s), if any. Prior to the Annuity Commencement Date, if no Beneficiary or Contingent Beneficiary survives the Owner, the Death Benefits will be paid to the Owner's estate.

Once a Beneficiary is entitled to Death Benefits or other payments, the Beneficiary may name his or her own Beneficiary(s) to receive any remaining benefits due under the Contract, should the original Beneficiary die prior to receipt of all benefits. If no Beneficiary is named or the named Beneficiary predeceases the original Beneficiary, any remaining benefits will continue to the original Beneficiary's estate. This designation must be made to the LL&A Servicing Office.

ARTICLE 5
GENERAL PROVISIONS

5.01 THE CONTRACT

The Contract, and any riders attached, together with the application therefor if a copy of such application is attached to the Contract when issued, constitute the entire Contract. Only the President, a Vice President, the Secretary or an Assistant Secretary of LL&A has the power, on behalf of LUA, to change, modify, or waive any provisions of this Contract.

LL&A reserves the right to unilaterally change the Contract for the purpose of keeping the Contract in compliance with federal or state law, subject to the prior approval of the Insurance Department where the Contract was delivered.

Any changes, modifications, or waivers must be in writing. No representative or person other than the above named officers has authority to change or modify this Contract or waive any of its provisions. All terms used in this Contract will have their usual and customary meaning except when specifically defined.

5.02 OWNERSHIP

The Owner is the person who has the ability to exercise the rights within this Contract.

The Owner may name a Joint Owner. Joint Owner(s) shall be treated as having equal, undivided interests in the Contract, including rights of survivorship. Either Joint Owner, independently of the other, may exercise any ownership rights in the Contract.

Any transfer of Ownership, or a revocation of transfer, must be in writing to LL&A at its Servicing Office. A transfer or a revocation will not take effect until received in writing at LL&A's Servicing Office. When a transfer or revocation has been received, it will take effect as of the effective date specified by the Owner. Any payment made or any action taken or allowed by the Company before the transfer or the revocation is recorded will be without prejudice to the Company.

Prior to the Annuity Commencement Date, the Owner has the right to change the Annuitant at any time by notifying LL&A in writing of the change. The Annuitant may not be changed in a Contract owned by a nonnatural person. The Owner may also name a Contingent Annuitant by notifying LL&A in writing. The Contingent Annuitant designation is no longer applicable after the Annuity Commencement Date.

5.03 ASSIGNMENTS

During the lifetime of the Annuitant, this Contract may be assigned. LL&A will not be bound by any assignment unless it is received in writing at LL&A's Servicing Office in a form acceptable to LL&A. The effective date of the assignment will be the date it is received by LL&A. LL&A will not be responsible for the validity of any assignment.

5.04 INCONTESTABILITY

This Contract will not be contested by LL&A.

5.05 MISSTATEMENT OF AGE AND/OR SEX

If the age and/or sex of the Annuitant has been misstated, the benefits available under this Contract will be those which the Purchase Payments would have purchased using the correct age and/or sex. Any underpayment already made by LL&A shall be made up immediately and any overpayments already made by LL&A shall be charged against the annuity payments failing due after the correction is made. Any amounts so paid or charged will be adjusted based on an interest rate of 6% per annum.

5.06 NONPARTICIPATING

The Contract is nonparticipating and will not share in the surplus earnings of LL&A.

5.07 VOTING RIGHTS

The Owner shall have a right to vote at the meetings of the Series. Ownership of this Contract shall not entitle any person to vote at any meeting of shareholders of LL&A. Votes attributable to the Contract shall be cast in conformity with applicable law.

5.08 OWNERSHIP OF THE ASSETS

LL&A shall have exclusive and absolute ownership and control of its assets, including all assets in the Variable Account.

5.09 REPORTS

Prior to the Annuity Commencement Date, at least once each Contract Year LL&A shall mail a report to the Owner. The report shall be mailed to the last address known to LL&A. The report shall include a statement of the number of Accumulation Units credited to the Variable Account under this Contract and the dollar value of such units as well as a statement of the value of the Fixed Account of this Contract. 'The report will also include the total account value, the cash surrender value and the Death Benefit. Any other information required by law will also be included in the report. The information in the report shall be as of a date not more than two months prior to the date of mailing the report. LL&A shall also mail to the Owner at least once in each Contract Year a report of the investments held in the Sub-accounts under this Contract.

5.10 PREMIUM TAX

State and local government premium tax, if applicable, will be deducted from Purchase Payments or Contract Value. This will be deducted when incurred by LL&A or at another time of LL&A's choosing.

5.11 MAXIMUM ISSUE AGE

The Owner, Joint Owner, and Annuitant must be under the age of 90 when this Contract is issued.

                                   ARTICLE 6
            ANNUITY PURCHASE RATES UNDER A VARIABLE PAYMENT OPTION

                DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
                      PURCHASED WITH EACH $1,000 APPLIED
                                          --------------

                             SINGLE LIFE ANNUITIES

            No Period Certain      120 Months Certain       240 Months Certain         Cash Refund
  Age        Male     Female         Male     Female         Male     Female         Male     Female
   60       $5.29     $4.78         $5.18     $4.73         $4.83     $4.56         $4.88     $4.56
   61        5.41      4.87          5.28      4.81          4.89      4.63          4.96      4.63
   62        5.54      4.97          5.39      4.90          4.95      4.69          5.05      4.71
   63        5.68      5.07          5.50      5.00          5.01      4.75          5.14      4.78
   64        5.82      5.19          5.63      5.10          5.06      4.82          5.23      4.87
   65        5.98      5.30          5.75      5.21          5.12      4.88          5.32      4.95
   66        6.15      5.43          5.88      5.32          5.17      4.95          5.42      5.04
   67        6.33      5.57          6.02      5.44          5.22      5.01          5.53      5.14
   68        6.53      5.72          6.16      5.56          5.27      5.08          5.64      5.24
   69        6.74      5.88          6.31      5.70          5.32      5.14          5.75      5.34
   70        6.96      6.05          6.46      5.84          5.36      5.20          5.87      5.46
   71        7.19      6.23          6.61      5.99          5.40      5.26          5.99      5.57
   72        7.44      6.44          6.77      6.14          5.44      5.31          6.12      5.69
   73        7.71      6.66          6.93      6.30          5.47      5.36          6.25      5.82
   74        7.99      6.89          7.09      6.47          5.50      5.40          6.39      5.96
   75        8.30      7.15          7.25      6.65          5.53      5.44          6.53      6.10

                                     JOINT AND SURVIVOR ANNUITIES

     Joint and Full to Survivor                                  Joint and Two-Thirds Survivor

               Certain Period                                                Certain Period

                                  Joint

None              120             240              Age         None                120             240
$4.37            $4.37           ?????             60          $4.78              $4.74           $4.57
 4.44             4.44            4.40             61           4.88               4.82            4.63
 4.52             4.51            4.46             62           4.97               4.91            4.69
 4.60             4.59            4.53             63           5.08               5.00            4.76
 4.68             4.68            4.60             64           5.19               5.10            4.82
 4.77             4.77            4.67             65           5.31               5.21            4.88
 4.87             4.86            4.74             66           5.44               5.32            4.95
 4.98             4.96            4.82             67           5.57               5.44            5.01
 5.09             5.07            4.89             68           5.72               5.56            5.08
 5.21             5.19            4.96             69           5.87               5.69            5.14
 5.34             5.31            5.04             70           6.04               5.83            5.20
 5.47             5.44            5.11             71           6.22               5.97            5.25
 5.62             5.58            5.18             72           6.42               6.12            5.31
 5.78             5.73            5.24             73           6.62               6.28            5.36
 5.96             5.88            5.30             74           6.85               6.44            5.40
 6.14             6.05            5.36             75           7.09               6.61            5.44

Age Adjustment Table

    Year of Birth         Adjustment to Age    Year of Birth         Adjustment to Age
     Before 1920                + 2             1970-1979                  - 4
      1920-1929                 + 1             1980-1989                  - 5
      1930-1939                   0             1990-1999                  - 6
      1940-1949                 - 1             2000-2009                  - 7
      1950-1959                 - 2             2010-2019                  - 8
      1960-1969                 - 3            After 2019                  - 9

                                   ARTICLE 7
              ANNUITY PURCHASE RATES UNDER A FIXED PAYMENT OPTION

                DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
                       PURCHASED WITH EACH $1,000 APPLIED
                       ----------------------------------

                             SINGLE LIFE ANNUITIES

          No Period Certain          120 Months Certain        240 Months Certain           Cash Refund
Age       Male        Female         Male       Female         Male       Female          Male      Female
60       $4.91        $4.37         $4.81       $4.33         $4.47       $4.17          $4.47        $4.13
61        5.03         4.47          4.92        4.42           4.53       4.24           4.56         4.21
62        5.17         4.58          5.04        4.52           4.60       4.31           4.65         4.29
63        5.32         4.69          5.16        4.62           4.67       4.38           4.75         4.38
64        5.48         4.81          5.30        4.73           4.73       4.46           4.85         4.46

65        5.64         4.94          5.43        4.85           4.80       4.53           4.95         4.56
66        5.82         5.08          5.58        4.97           4.86       4.61           5.06         4.66
67        6.01         5.22          5.72        5.10           4.92       4.68           5.18         4.76
68        6.22         5.38          5.88        5.24           4.97       4.75           5.30         4.87
69        6.44         5.55          6.04        5.39           4.03       4.82           5.43         4.98

70        6.68         5.73          6.20        5.54           5.08       4.89           5.56         5.11
71        6.92         5.93          6.37        5.70           5.12       4.95           5.70         5.23
72        7.18         6.14          6.54        5.87           5.16       5.02           5.84         5.37
73        7.47         6.38          6.72        6.04           5.20       5.07           6.00         5.51
74        7.77         6.63          6.90        6.23           5.23       5.12           6.16         5.66
75        8.09         6.90          7.08        6.42           5.26       5.17           6.32         5.82

                                        JOINT AND SURVIVOR ANNUITIES

         Joint and Full to Survivor                                         Joint and Two-Thirds Survivor
                Certain Period                                                      Certain Period

                                                       Joint
     None             120               240             Age              None               120             240
     $3.96           $3.95             $3.98             60             $4.38              $4.34           $4.22
     4.03             4.08              4.05             61              4.48               4.47            4.29
     4.12             4.16              4.12             62              4.58               4.57            4.36
     4.21             4.25              4.19             63              4.69               4.67            4.43
     4.30             4.34              4.26             64              4.81               4.78            4.50
     4.40             4.43              4.34             65              4.94               4.89            4.57
     4.51             4.54              4.42             66              5.08               5.01            4.64
     4.62             4.64              4.50             67              5.22               5.13            4.71
     4.74             4.76              4.58             68              5.38               5.27            4.78
     4.87             4.88              4.66             69              5.55               5.41            4.85
     5.01             5.01              4.74             70              5.73               5.55            4.91
     5.16             5.15              4.82             71              5.92               5.70            4.98
     5.32             5.30              4.89             72              6.12               5.86            5.03
     5.49             5.45              4.96             73              6.34               6.03            5.09
     5.68             5.62              5.03             74              6.58               6.20            5.14
     5.88             5.79              5.09             75              6.84               6.38            5.18

  Age Adjustment Table
     Year of Birth            Adjustment to Age                 Year of Birth            Adjustment to Age
      Before 1920                  + 2                            1970-1979                   - 4
       1920-1929                   + 1                            1980-1989                   - 5
       1930-1939                     0                            1990-1999                   - 6
       1940-1949                   - 1                            2000-2009                   - 7
       1950-1959                   - 2                            2010-2019                   - 8
       1960-1969                   - 3                           After 2019                   - 9

                                   ARTICLE 8

               GUARANTEED ACCUMULATED VALUES AND SURRENDER VALUES
                             FOR FIXED ALLOCATIONS*


         $1,000 Annual Contribution

                     Guaranteed         Guaranteed
End of              Accumulated         Surrender
Year                  Value               Value
 1             $   1,030.00         $   970.00
 2                 2,090.90           1,970.90
 3                 3,183.63           3,013.63
 4                 4,309.14           4,099.14
 5                 5,468.41           5,228.41
 6                 6,662.46           6,402.46
 7                 7,892.34           7,622.34
 8                 9,159.11           8,889.11
 9                10,463.88          10,193.88
 10               11,807.80          11,537.80
 11               13,192.03          12,922.03
 12               14,617.79          14,347.79
 13               16,086.32          15,816.32
 14               17,598.91          17,328.91
 15               19,156.88          18,886.88
 16               20,761.59          20,491.59
 17               22,414.44          22,144.44
 18               24,116.87          23,846.87
 19               25,870.37          25,600.37
 20               27,676.49          27,406.49
 21               29,536.78          29,266.78
 22               31,452.88          31,182.88
 23               33,426.47          33,156.47
 24               35,459.26          35,189.26
 25               37,553.04          37,283.04
 26               39,709.63          39,439.63
 27               41,930.92          41,660.92
 28               44,218.85          43,948.85
 29               46,575.42          46,305.42
 30               49,002.68          48,732.68
 31               51,502.76          51,232.76
 32               54,077.84          53,807.84
 33               56,730.18          56,460.18
 34               59,462.08          59,192.08
 35               62,275.94          62,005.94
 36               65,174.22          64,904.22
 37               68,159.45          67,889.45
 38               71,234.23          70,964.23
 39               74,401.26          74,131.26
 40               77,663.30          77,393.30
 41               81,023.20          80,753.20
 42               84,483.89          84,213.89
 43               88,048.41          87,778.41
 44               91,719.86          91,449.86
 45               95,501.46          95,231.46

     $100 Monthly Contribution

                     Guaranteed         Guaranteed
End of              Accumulated         Surrender
Year                  Value              Value
 1              $  1,219.41        $  1,147.41
 2                 2,475.41           2,331.41
 3                 3,769.08           3,565.08
 4                 5,101.56           4,849.56
 5                 6,474.02           6,186.02
 6                 7,887.66           7,575.66
 7                 9,343.70           9,019.70
 8                10,843.42          10,519.42
 9                12,388.14          12,064.14
 10               13,979.19          13,655.19
 11               15,617.98          15,293.98
 12               17,305.93          16,981.93
 13               19,044.52          18,720.52
 14               20,835.27          20,511.27
 15               22,679.74          22,355.74
 16               24,579.54          24,255.54
 17               26,536.34          26,212.34
 18               28,551.84          28,227.84
 19               30,627.81          30,303.81
 20               32,766.06          32,442.06
 21               34,968.45          34,644.45
 22               37,236.91          36,912.91
 23               39,573.43          39,249.43
 24               41,980.05          41,656.05
 25               44,458.86          44,134.86
 26               47,012.04          46,688.04
 27               49,641.81          49,317.81
 28               52,350.48          52,026.48
 29               55,140.41          54,816.41
 30               58,014.03          57,690.03
 31               60,973.86          60,649.86
 32               64,022.49          63,698.49
 33               67,162.58          66,838.58
 34               70,396.87          70,072.87
 35               73,728.18          73,404.18
 36               77,159.44          76,835.44
 37               80,693.64          80,369.64
 38               84,333.86          84,009.86
 39               88,083.29          87,759.29
 40               91,945.20          91,621.20
 41               95,922.96          95,598.96
 42              100,020.07          99,696.07
 43              104,240.08         103,916.08
 44              108,586.69         108,262.69
 45              113,063.71         112,739.71

* Guaranteed Values are based on the guaranteed interest rate of 3.0%. Guaranteed Accumulated Values and Guaranteed Surrender
Values may be more or less than shown in the table because of the variable of the day of receipt of the Purchase Payment at the Servicing Office from period to period and the crediting of interest to the Annuitant's account on a daily basis. Values shown are based upon contributions equally spaced with interest occurring at the beginning of the year. These values do not take into consideration premium taxes (if any), or any withdrawals and/or transfers of assets from the fixed account.

                                    ANNUITY
                                   CONTRACT

            Deferred Variable Annuity or Variable and Fixed Annuity

                            Benefit Payment Options

                               Nonparticipating



                     If you have any questions concerning
                             this Contract, please
                               contact your LL&A
               representative or the Servicing Office of I-L&A.



                            LINCOLN LIFE & ANNUITY
                              COMPANY OF NEW YORK

                                 Home Office:

                              120 Madison Street
                                  Suite 1700
                           Syracuse, New York 13202


                                 800-893-7168


                               Servicing Office:
                            1300 S. Clinton Street
                                P. 0. Box 2348
                           Fort Wayne, IN 46801-2348


                                 800-942-5500

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